UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2012

eResearchTechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-29100	22-3264604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Market Street, Philadelphia, PA 19103

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 215-972-0420

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 2, 2012, eResearchTechnology GmbH (“ERT GmbH”), an indirect wholly owned subsidiary of eResearchTechnology, Inc. (“ERT”), entered into a lease for a new facility in Estenfeld, Germany. This new facility will replace ERT GmbH’s two existing facilities in Hoechberg, Germany and Wuerzburg, Germany. ERT GmbH anticipates that the new lease will commence on February 1, 2013, and the lease includes delay damages provisions if the facility is not ready for occupancy by that date. The current leases for the Hoechberg and Wuerzburg facilities expire on December 31, 2012 and August 31, 2013, respectively. ERT GmbH anticipates entering into an extension of the Hoechberg lease to cover the period until the new facility is completed.

The new lease provides for the rental of approximately 90,000 square feet compared to approximately 80,000 square feet combined in the current facilities, and includes manufacturing, warehouse, office and other space in addition to parking for 200 vehicles. The initial term of the lease is 12 years, and ERT GmbH has three successive five-year renewal options. In addition, ERT GmbH has two separate expansion options, one for approximately 11,000 additional square feet and the other for approximately 30,000 additional square feet. If ERT GmbH exercises either expansion option, the term of the lease for both the initial leased premises and the expansion space will extend for ten years from the date the expansion space is available for occupancy, and any remaining renewal options will be available thereafter and will cover the entire leased premises, as expanded.

The initial base rent under the lease will be approximately $142,000 per month, and ERT GmbH will also be responsible for operating expenses that it estimates will be approximately $16,000 per month, in each case plus statutory value added tax (currently a 19% rate). The initial base rent will be subject to adjustment if the facility, which will be newly constructed, varies by more than 3% from the anticipated square footage, subject to a maximum increase of 10%, or if ERT GmbH requests changes in the construction materials to be used in the facility from those upon which the initial base rent was calculated. In addition, the base rent is subject to adjustment for consumer price index changes under certain situations.

As security for its obligations under the lease, ERT GmbH is obligated to provide the landlord a letter of credit or bank guarantee in the amount of approximately $393,000, and ERT has agreed to deliver a letter of comfort to the landlord that effectively guarantees ERT GmbH’s performance of its financial obligations under the lease.

The foregoing is only a summary of the material terms of the lease. The lease will be filed as an exhibit to ERT’s Report on Form 10-Q for the Fiscal Quarter ending March 31, 2012.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See Item 1.01 for a discussion of the obligations of ERT GmbH and ERT under the lease dated February 2, 2012 described therein.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Executive Compensation

At its meeting held on January 31, 2012, the Compensation Committee of our Board of Directors (the “Committee”) approved 2012 base salaries and car allowances for the following named executive officers, to be effective as of January 1, 2012, as set forth below:

	September 30,	September 30,
		2012 Car
Executive Officer	Salary	Allowance
Jeffrey S. Litwin, M.D. President and Chief Executive Officer	$566,500	$12,000
Keith D. Schneck Executive Vice President and Chief Financial Officer	$329,600	$9,240
Thomas P. Devine Executive Vice President and Chief Information Officer	$334,750	$9,240
Amy Furlong Executive Vice President and Chief Operations Officer	$350,200	$9,240

The Committee did not review Joel Morganroth’s salary and car allowance for 2012 and, as a result, Dr. Morganroth’s salary and car allowance will remain unchanged until such time as the Committee performs its review. We anticipate that the Committee will review Dr. Morganroth’s salary and car allowance as well as approve a bonus plan and equity awards for our named executive officers at a future meeting in 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)

Date: February 6, 2012	By:	\s\ Keith D. Schneck
Keith D. Schneck,
Executive Vice President, Chief Financial Officer and Secretary